EXHIBIT 4(8)

[Letterhead of Ministry of Economy and Finance]

October 29, 2004

CONSENT

I, Ricaurte Vásquez Morales, Minister of Economy and Finance of the Republic of Panama, hereby consent to the reference to my name, in my official capacity, as the Minister of Economy and Finance under the caption “Official Statements” in the Prospectus included in this Registration Statement of the Republic of Panama filed with the United States Securities and Exchange Commission.

/s/ Ricaurte Vásquez Morales
Ricaurte Vásquez Morales Minister of Economy and Finance of the Republic of Panama